Exhibit 10.1

Confidential

AMENDED AND RESTATED MANUFACTURING TECHNOLOGY TRANSFER AND

SUPPLY AGREEMENT

BY AND BETWEEN

ANTIGENICS, INC., A MASSACHUSETTS CORPORATION

AND

GLAXOSMITHKLINE BIOLOGICALS SA

Confidential

AMENDED AND RESTATED MANUFACTURING TECHNOLOGY TRANSFER AND SUPPLY AGREEMENT

This Amended and Restated Manufacturing Technology Transfer and Supply Agreement (this “Agreement”) is made effective this 16th day of January, 2009 (“Effective Date”) by and between Antigenics Inc., a Massachusetts corporation and wholly owned subsidiary of Antigenics Inc., a Delaware corporation, having offices at 3 Forbes Road, Lexington, MA 02421 (“Antigenics MA”), and GlaxoSmithKline Biologicals SA, a Belgian company, having an address at 89 rue de l’Institut, 1330 Rixensart, Belgium (“GSK”) (each singularly a “Party” and collectively the “Parties”).

WHEREAS, Antigenics MA and GSK were parties to that certain License, Development, and Supply Agreement entered into effective September 11, 1992 between Cambridge Biotech Corporation (predecessor to Antigenics MA) and Smithkline Beecham p.l.c. (predecessor to GlaxoSmithKline plc an Affiliate of GSK) (as amended, the “1992 Agreement”); and

WHEREAS Antigenics MA and GSK terminated and superceeded the 1992 Agreement with that certain Manufacturing Technology Transfer and Supply Agreement entered into effective July 6, 2006 between the Parties (the “2006 Supply Agreement”) and the License Agreement (as defined below);

WHEREAS, the Parties entered into that certain Binding Letter of Intent dated July 20, 2007 (the “Letter”) to accelerate GSK’s manufacturing rights for QS-21 under the 2006 Supply Agreement; and

WHEREAS, GSK and Antigenics MA now desire to memorialize their understanding as described in the Letter and supercede and amend and restate the 2006 Supply Agreement with this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions.

The following terms, whether used in the singular or the plural, shall have the following meanings for purposes of this Agreement:

1.1 Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, “control” means direct or indirect ownership of fifty percent (50%) or more, or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction, of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

Confidential

1.2 “BMF” means (a) Antigenics MA’s FDA biologics master file(s) for QS-21 and (b) GSK’s and/or its Affiliate’s and/or [**] biological master file(s) for QS-21, existing now or at any time in the future, as the case may be.

1.3 “Business Day” means a day on which banking institutions in both Brussels, Belgium and Boston, Massachusetts are open for business.

1.4 “cGMP” means the current European Guidelines, ICH Guidelines and United States Good Manufacturing Practices for Finished Pharmaceuticals pursuant to 21 C.F.R. 210 et seq., as amended from time to time.

1.5 “cGMP Consistency Lots” means minimum of [**] commercial grade process validation runs for Antigenics MA’s facility, Manufactured in accordance with the Specifications.

1.6 “Completion of the Transfer of the Manufacturing Technology Package” means (a) transfer of all documents of the Manufacturing Technology Package by Antigenics MA to GSK and (b) performance of a [**] in accordance with [**] and [**] of [**] at [**] in accordance with [**] and [**] of [**] at [**], of one (1) [**] of [**] (which [**] is [**] without any [**] from the [**] which would [**] and [**]), in accordance with the Manufacturing Technology Transfer Plan, which [**] shall be [**] the [**] to [**] in [**] with [**], for the [**] of [**] and [**] the transfer of the Manufacturing Technology Package. For avoidance of doubt, Completion of the Transfer of the Manufacturing Technology Package does not require [**] and [**] of [**].

1.7 “Confidential Information” has the meaning set forth in Article 9 hereof.

1.8 “Customer” means (a) Antigenics MA, in the case where GSK is Manufacturing and supplying for Antigenics MA hereunder, or (b) GSK, in the case where Antigenics MA is Manufacturing and supplying for GSK hereunder.

1.9 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.10 “First Commercial Sale” means the date of first commercial sale of a QS-21 Vaccine by GSK or its Affiliates or Third Party Sublicensees or distributors anywhere in the Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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1.11 “Fully Burdened Costs” means: (a) in the case where [**] Manufactures QS-21 for supply to [**] hereunder, the total cost to Manufacture by [**] and/or its Affiliates hereunder, which total cost shall include direct and indirect labor costs, direct material costs (including without limitation, raw materials, lab supplies and other materials used directly in Manufacturing QS-21) and indirect material costs (including without limitation shipping materials (driven by shipments not batches), stability materials, batch record materials, sundry supplies to support QS-21 Manufacture, record keeping, stationary, incidental supplies etc.) calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), and Other Overhead Costs calculated in accordance with GAAP [**]; or (b) in the case where [**] engages a Third Party to Manufacture QS-21 on its behalf for supply to [**] hereunder, the actual cost to [**] to have QS-21 Manufactured and supplied by such Third Party, including without limitation, direct and indirect costs borne by [**] for any internal quality assurance, quality control, fill/finish, packaging, shipping, and/or delivery, in each case as duly documented by [**]. In the case [**] is [**]of the [**] (both [**] and [**]) to meet it supply obligations under this Agreement, the [**] of the [**] shall be added to the [**]to [**] and/or the [**]by [**] as appropriate, however, in no event shall any [**] be included as part of the Fully Burdened Costs. [**] In the event that [**] Manufactures QS-21 for [**] and/or other customers of [**] during this period, [**] and these other customers will bear their appropriate proportionate share of the [**]. For the avoidance of doubt, in no event shall any of the cost components exclusive of the Manufacturing direct labor and direct material costs exceed [**].

For either (a) or (b) above, Fully Burdened Costs shall also include direct and indirect costs incurred by [**] as a result of [**] fulfilling its Manufacturing and supply obligations pursuant to this Agreement, but shall specifically exclude any costs or expenses otherwise payable or reimbursable by [**] hereunder, if applicable. Upon [**] by [**] to [**],[**] estimated Fully Burdened Cost details shall be updated annually (or semi-annually upon the request of Customer) by Supplier and shall be [**].

1.12 “Gross Sales” has the meaning set forth in Section 1.26 below.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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1.13 “GSK Capacity Date” means the date upon which GSK has commercial grade QS-21 Manufacturing capabilities such that it is capable of supplying Antigenics MA with QS-21 in accordance with this Agreement, but in no event later than [*].

1.14 “Letter” has the meaning set forth in the third Whereas clause.

1.15 “License Agreement” means the license agreement by and between Antigenics MA and GSK entered into contemporaneously with the 2006 Supply Agreement and providing GSK with license rights under certain intellectual property to use QS-21 (as defined below) to develop, make, have made, use, sell, offer for sale and import certain products containing QS-21.

1.16 “Licensed Indications” means the Vaccine indications licensed to GSK pursuant to the License Agreement.

1.17 “Licensed Vaccines” means the Vaccines for which GSK has license rights under the License Agreement.

1.18 “Manufacture or Manufacturing” means the storage, production, purification, handling, materials procurement, processing, testing, packaging and release of QS-21 in accordance with this Agreement.

1.19 “Manufacturing Capacity” means (a) in the case where Antigenics MA is the Supplier, the amounts of QS-21 binding on GSK as set forth on Exhibit B attached hereto and incorporated herein, or such higher capacity as Antigenics MA may advise GSKin accordance with Exhibit B, and (b) in the case where GSK is the Supplier, [**] of QS-21 per [**], provided that in the event that Antigenics MA requests more than [**] of QS-21 per [**], GSK will reasonably consider any such requests for increased capacity, such agreement not to be unreasonably withheld if it would not interfere with GSK’s own QS-21 supply needs.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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1.20 “Manufacturing Improvements” means any development, enhancement, improvement, invention, modification, or derivative (whether or not patentable) necessary for or actually applied to the Manufacture of QS-21 that is made, discovered, conceived or reduced to practice by or on behalf of GSK or its Affiliates in the course of the further development or Manufacturing of QS-21 at any time during the term of the [**], or the [**] of this Agreement or by Antigenics MA or its Affiliates in the course of the further development or Manufacture of QS-21 at any time during the term of the [**], or the [**] of this Agreement. For the avoidance of doubt, Manufacturing Improvements specifically exclude any development, enhancement, improvement, invention, modification, or derivative (whether or not patentable) relating to [**] (as opposed to [**]) or [**] or [**] or [**] of [**] with a [**] other [**] or any other [**] of a [**].

1.21 “Manufacturing Technology” means (i) United States Patent No. [**] (the “‘[**] Patent”), together with any patents issuing from any continuations, continuations-in-part (to the extent that the claims therein are directed to subject matter disclosed in the ‘[**] Patent), divisionals, substitutions, reissues, reexaminations or extensions of the ‘[**] Patent, and any foreign counterparts or equivalents of the foregoing, and (ii) the technical and regulatory information contained in the Manufacturing Technology Package, and (iii) any know-how owned or controlled by Antigenics MA (with the right to grant licenses or sublicenses hereunder) existing as of the effective date of the 2006 Supply Agreement that are necessary or reasonably useful for the Manufacture of QS-21 and (iv) any Manufacturing Improvements owned or controlled by Antigenics MA or its Affiliates (with the right to grant licenses or sublicenses hereunder) whether or not claimed by a patent filed by Antigenics MA.

1.22 “Manufacturing Technology Package” means all relevant technical and regulatory information on QS-21 and the QS-21 Manufacturing process owned and/or controlled by Antigenics MA (with the right to transfer to GSK BIO), as listed under the heading “Phase 1: Transfer of Enabling Technology (Manufacturing Technology Package)” in the Manufacturing Technology Transfer Plan.

1.23 “Manufacturing Technology Transfer Royalty” has the meaning set forth in Section 5.3 hereof.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

Confidential

1.24 “Manufacturing Technology Transfer Plan” means the written transfer plan agreed to between the Parties pursuant to the 2006 Supply Agreement and to be updated by mutual written agreement of the Parties within a reasonable time after execution of this Agreement, which forms an integral part hereof, which will set forth the activities of each Party relating to the objectives, criteria, milestones and timelines relating to each Party’s Manufacturing activities hereunder including without limitation, cooperation of the Parties to ensure [**] between the Parties and timelines for [**] of QS-21 as further described therein, and as may be updated from time to time until completion of all contemplated activities.

1.25 “Marketing Approval” means approval received from the FDA or any comparable approval in any non-US jurisdiction with any relevant Regulatory Authority granting the right to commercialize QS-21 Vaccines (but specifically independent of pricing or reimbursement considerations, where applicable).

1.26 “Net Sales” means the amount billed or invoiced on arms length sales of QS-21 Vaccines by GSK, its Affiliates or Third Party Sublicensees to Third Parties including its distributors (“Gross Sales”) less deductions duly documented for (i) normal and customary trade, quantity and cash discounts and non-affiliated broker’s, distributor’s or agent’s commissions actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return or retroactive price reduction; (iii) to the extent separately stated on purchase or sales orders, invoices, or other documents of sale, sales and excise taxes and duties levied on and/or other governmental charges made as to production, sale, importation, transportation, delivery or use paid by or on behalf of GSK or its Affiliates or Third Party Sublicensees; (iv) transportation costs including insurance; and (v) the [**] determined as [**] of [**] and other special [**] and/or [**] and [**] with Licensed Vaccines; (vi) any [**] to [**] on [**], provided however that deductions under this subparagraph (vi) shall not exceed [**] of [**]; and (vii) contributions and payments required by the United States Government to be made pursuant to the [**], specifically with respect to any of [**], and which [**] and [**] have been [**] on to the [**] and are [**] in the [**] of [**] and which are not [**], provided however that deductions under this subparagraph (vii) and subparagraph (v) shall not exceed [**] of [**] in the [**]. Sales between or among GSK and its Affiliates or Third Party Sublicensees shall be excluded from the computation of Net Sales except where the Affiliates or Third Party Sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by the Affiliates or Third Party Sublicensees.

For the avoidance of doubt, in the event GSK gets any indirect financial interest, income or other consideration back from the subsequent QS-21 Vaccines sales of GSK distributors to Third Parties, such financial interest, income or consideration shall be included as Net Sales.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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In addition, in the event that GSK has entered into a distribution agreement with a Third Party and which distribution agreement is in a form that is in economic and business substance a sublicense relationship and not a traditional distribution relationship in such country or countries, then such distributor shall be treated as a Sublicensee for purposes of calculating Net Sales and royalties hereunder.

If GSK or any of its Affiliates or Third Party Sublicensees makes any transfer of QS-21 Vaccines to Third Parties for consideration other than monetary value or as part of a multi-product transaction, such transfer will be considered a sale hereunder for Net Sales, accounting and royalty purposes. Net Sales for any such transfers will be determined on a country by country basis and will be the average price of “arms length” sales of QS-21 Vaccines by GSK or its Affiliates or Third Party Sublicensees in such country during the royalty reporting period in which such transfer occurs or, if no such “arms length” sales occurred in such country during such period, during the last period in which such “arms length” sales occurred. If no “arms length” sales have occurred in a particular country, Net Sales for any such transfer in such country will be the average price of “arms length” sales of QS-21 Vaccines in all countries in the Territory by GSK, its Affiliates or Third Party Sublicensees.

If QS-21 Vaccine(s) is (are) sold as part of a Combination Vaccine (as hereinafter defined), Net Sales for purposes of determining royalties on QS-21 Vaccine(s) in the Combination Vaccine shall be calculated by [**] of the [**] (as determined in accordance with the provisions of this Section) by the [**], where [**] is the [**] of the QS-21 Vaccine(s) [**] in the [**] and [**]) and [**] is the [**] of the [**] in the [**] in the [**] and [**]).

As used herein, “Combination Vaccine” means QS-21 Vaccines formulated in combination with one or more Other Vaccine Product(s). As used herein, “Other Vaccine Product” means a vaccine product, other than a QS-21 Vaccine, which is [**] with [**] and [**] when [**] with the [**] as [**] by [**] to [**].

In the event that no such separate sales are made of the QS-21 Vaccine or Other Vaccine Product(s) in such Combination Vaccine in the relevant country during the royalty period in question, then by [**] of the [**] (as determined in accordance with the provisions of this Section) by the [**], where [**] is the [**] of the [**] in [**] within the [**] and [**] and [**] is the [**] of the [**] in such [**] within the [**] and [**].

In the event that no such separate sales are made of the QS-21 Vaccines or any of the Other Vaccine Products in such Combination Vaccine in the relevant countries within the same geographical region and similar economic profile during the royalty period in question, Net Sales, for the purposes of determining royalty payments, shall be calculated as [**] in [**] the [**], provided that in the event the Parties are [**] to [**] to [**] on [**] after [**], then [**] shall be [**] for [**] to an [**] to the [**] shall be [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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1.27 “Other Overhead Costs” for purposes of determining Fully Burdened Costs, means appropriate [**] and [**] of [**] related to QS-21 Manufacturing activities

1.28 [**] has the meaning set forth in Section [**] of this Agreement.

1.29 “Quality Agreement” means (i) the Quality Agreement entered into between the Parties contemporaneously with the 2006 Supply Agreement, and (ii) the Quality Agreement to be entered into between the Parties as soon as reasonably possible after the execution of this Agreement, each as may be revised by the Parties from time to time and which form an integral part hereof.

1.30 “QS-21” means all adjuvant isolated from Quillaja saponaria tree extract, or any structural equivalents thereof, manufactured by or on behalf of Customer. For purpose of clarification GSK has no obligation to Manufacture or have Manufactured any other saponin outside the agreed Specifications for QS-21, unless otherwise agreed between the Parties.

1.31 “QS-21 Vaccine(s)” means, during the term of the License Agreement, the Licensed Vaccines, and after expiration of a Valid Claim of the Licensed Patent Rights covering the applicable Vaccine product, QS-21 Vaccines means any Vaccine product of GSK or its Affiliates or Third Party Sublicensees formulated using QS-21.

1.32 “Regulatory Authority” means the U.S. or foreign government agency or health authority that regulates and grants recommendations for approvals for the manufacture and sale of pharmaceutical products.

1.33 “Release” has the meaning set forth in Section 4.1 hereof.

1.34 “Specifications” means the applicable release specifications for QS-21 agreed to by the Parties and set out in Exhibit A attached hereto and incorporated herein, as may be amended from time to time by mutual agreement of the Parties.

1.35 “Steering Committee” means the Steering Committee maintained in accordance with this Agreement.

1.36 “Sublicensee” means any Affiliate or Third Party to whom GSK grants a sublicense of any of the license rights granted to GSK pursuant to the terms and conditions of the License Agreement.

1.37 “Supplier” means (a) Antigenics MA, in the case where Antigenics MA is Manufacturing and supplying for GSK hereunder, or (b) GSK, in the case where GSK is Manufacturing and supplying for Antigenics MA hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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1.38 “Term” has the meaning set forth in Section 8.1 hereof.

1.39 “Territory” means the world.

1.40 “Third Party” means any entity other than the Parties to this Agreement or their respective Affiliates.

1.41 “Vaccine” means a preparation in finished form (not requiring any further processing or packaging prior to sale to the end user).

1.42 “2006 Supply Agreement” has the meaning set forth in the second whereas clause.

2. Steering Committee, Manufacturing Technology Transfer, Cooperation and License Rights.

2.1 General. The Parties acknowledge that Antigenics MA transferred the Manufacturing Technology Package to GSK in accordance with the Manufacturing Technology Transfer Plan. Both Parties will perform their remaining respective activities under and in accordance with the Manufacturing Technology Transfer Plan in order to facilitate consistency in QS-21 Manufacturing between the two Parties.

2.2 Steering Committee.

(a) Antigenics MA and GSK will maintain a steering committee (the “Steering Committee”) to oversee the activities to be undertaken pursuant to this Agreement. The Steering Committee will facilitate communication between the Parties and provide a forum to review any technology transfer, supply and Manufacturing matters pertaining to QS-21. The Steering Committee shall consist of three (3) individuals appointed by each Party or such other number of representatives the Parties may mutually agree upon and may also include additional representatives from the Parties, as mutually agreed, on an ad-hoc basis and shall be co-chaired by GSK and Antigenics MA. The co-chairs will coordinate agendas and minute-taking for meetings of the Steering Committee. Each Party may replace its Steering Committee representatives at any time upon written notice to the other Party provided that, the Party intending to change its representative(s) will [**] and will [**] to any [**]. The Steering Committee may establish certain ad hoc sub-committees which consider certain matters, including without limitation, one or more sub-committees (consisting of at least one (1) individual from each Party) to address (i) technical matters in dispute that have not been resolved under the Quality Agreement and (ii) repetitive, specific cGMP issues.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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(b) The Steering Committee shall meet (in person, or by teleconference or videoconference as agreed by the Parties) at least [**] during the [**] and thereafter [**] (or more frequently as the Parties mutually agree is appropriate, or on such dates and at such times as the Parties shall agree. The Steering Committee (itself or through one or more sub-committees as contemplated in Section 2.2(a) above) will, among other things: (i) oversee the disclosure of Manufacturing Improvements in accordance with this Agreement; (ii) review and manage the Manufacturing relationship hereunder, including without limitation, review the Manufacturing requirements for QS-21 for Customer, (iii) discuss and review for Supplier’s reasonable consideration, the [**], discuss and review validation plans for Manufacturing, QC testing and facilities, and coordinate efforts to ensure [**] between the two Parties; and (iv) address such other matters as may be agreed to between the Parties, including open matters that may exist at the level of the sub-committees. In addition and without limiting the foregoing, the Steering Committee shall meet [**] starting [**] to discuss [**] and [**], with respect to QS-21 Manufacturing to ensure that GSK will meet the Capacity Date deadline of [**]. In such meetings, GSK shall provide the Steering Committee with detailed summaries and updates with respect to the foregoing. All information provided to Antigenics MA pursuant to this Section shall be considered the Confidential Information of GSK in accordance with Article 9; provided, however, that GSK grants permission to Antigenics MA to disclose such information as may be necessary or reasonably useful: (i) to comply with any applicable laws, rules, regulations, or guidelines, including to reference and submit any such information to the FDA and other relevant Regulatory Authorities and (ii) for Antigenics MA and its Affiliates and QS-21 licensees and customers to [**] with respect to [**], and (ii) for inclusion in the QS-21 BMF or comparable filing, subject to GSK’s confidential obligations to Third Parties. All information provided to GSK pursuant to this Section shall be considered the Confidential Information of Antigenics MA in accordance with Article 9, provided however that Antigenics MA grants permission to GSK to disclose such information as may be necessary or reasonably useful: (i) to comply with any applicable laws, rules, regulations, or guidelines, including to reference and submit any such information to the FDA and other relevant Regulatory Authorities, and (ii) for securing product license with respect to QS-21 Vaccines, subject to Antigenics MA’s confidential obligations to Third Parties. For the avoidance of doubt, nothing in this subsection shall extend the limitation on Antigenics MA’s right to grant sublicenses to practice Manufacturing Improvements to Manufacture QS-21 as set forth in Section 2.6 below.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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(c) Subject to Section 10.1 below, the Steering Committee will operate by consensus, and each Party will consider the other Party’s input in good faith, provided however that [**] shall [**] in [**] on the [**] with [**] with respect to [**], provided that (x) [**] shall not [**] in [**] that [**] in [**] to a [**] or other [**], or [**] in [**] between (i) [**] and [**] (or, in the case of [**], its [**]) [**], or (ii) each [**], or [**] hereunder); and (y) without in any way limiting (x), Customer shall indemnify and hold harmless Supplier from any liability incurred by Supplier as a result of [**].

2.3 Manufacturing Technology Transfer Plan, Manufacturing Technology Transfer Team and Manufacturing Technology Package.

(a) Manufacturing Technology Transfer Plan. The Parties will use commercially reasonable efforts to update the Manufacturing Technology Transfer Plan and perform their respective activities thereunder, in an efficient and timely manner and in accordance with any schedule that may be set forth in the Manufacturing Technology Transfer Plan. The Parties acknowledge that Antigenics MA has transferred to GSK all documents under the Manufacturing Technology Package and the Parties have completed the Phase 1 of the Manufacturing Technology Transfer Plan in accordance with the timelines set forth in the 2006 Supply Agreement. The Parties shall use commercially reasonable efforts to complete their obligations under the Manufacturing Technology Transfer Plan.

(b) Establishment of Manufacturing Technology Transfer Team. Until completion of the Manufacturing Technology Transfer Plan (as shall be amended by the Parties in accordance with this Agreement), GSK and Antigenics MA shall maintain a Manufacturing Technology Transfer Team comprised at least of four (4) representatives designated by GSK and at least four (4) representatives designated by Antigenics MA; provided that GSK and Antigenics MA may designate an equal number of additional representatives from time to time. Either Party may change its designees to the Manufacturing Technology Team at any time upon written notice to the other Party. Each representative shall have appropriate skills and competencies for its role on the team.

(c) Contact Persons. The Parties will identify contact persons to serve as the primary contacts for and day-to-day management of the disclosure of the Manufacturing Improvements under the Manufacturing Technology Transfer Plan and this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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(d) Transfer of the Manufacturing Technology Package. The Parties acknowledge that Antigenics MA has accomplished the Completion of the Transfer of the Manufacturing Technology Package and GSK has made the payment described in Sections 5.2 (a) and (b) below in accordance with the provisions of Section 5.2.

2.4 Regulatory Cooperation.

(a) Access to Regulatory Documents and Communications. GSK will have the right to cross-reference Antigenics MA’s BMF, and Antigenics MA has provided GSK with a redacted copy of such BMF. GSK shall also have the right to file or have filed its own BMF, and shall provide and hereby provides Antigenics MA (and its Third Party manufacturer, Affiliates, and QS-21 licensees and customers) with an automatic, blanket right to cross-reference such BMF for all indications. GSK shall provide Antigenics MA with a redacted copy of any such BMF. In addition, each Party shall provide the other Party with relevant sections of its BMF upon update, and shall maintain its BMF for a period of [**] from the Effective Date of this Agreement, unless otherwise agreed to between the Parties. In addition, GSK shall promptly cooperate with Antigenics MA and provide Antigenics MA with any necessary additional documentation to effectuate the foregoing. In addition, each Party shall promptly send the other Party a copy of any material notices, material reports, and other material communications it has received from any Regulatory Authority or other governmental entity concerning QS-21. Antigenics MA will discuss with GSK any material documents relating to Manufacturing matters for the QS-21 Vaccines pertaining to the QS-21 that Antigenics MA receives from, or intends to submit to, the Regulatory Authorities in the Territory in line with Section 5.8 of the License Agreement and GSK will discuss with Antigenics MA any material documents relating to Manufacturing matters for QS-21 or QS-21 Vaccines pertaining to the QS-21 that GSK receives from, or intends to submit to, the Regulatory Authorities in the Territory in line with Section 5.8 of the License Agreement. Upon one Party’s reasonable request, the other Party will reasonably cooperate with the requesting Party in support of all regulatory filings involving QS-21, including participation in meetings with Regulatory Authorities as appropriate. In addition, Supplier will authorize and reasonably cooperate with Customer to prepare any visit or inspection requested by Regulatory Authorities.

(b) Changes to Manufacturing Processes. Any changes to Manufacturing processes shall be handled pursuant to the provisions of the Quality Agreement and Section 2.8 of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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(c) Adverse Events Reporting. GSK shall be responsible for reporting all safety related events from studies of QS-21 Vaccines to the appropriate Regulatory Authorities and agencies according to the applicable local regulations, including without limitation, the regulations outlined in 21 CFR 312.32 (and other applicable international regulations). GSK and Antigenics MA shall keep each other informed of any serious adverse reactions, or other significant, unusual or unexpected safety findings related to QS-21 as provided for in Section 5.8 of the License Agreement.

(d) Compliance. Notwithstanding the foregoing and for the avoidance of doubt, (i) GSK shall comply, and shall cause its Sublicensees to comply, with the Specifications, the cGMP and all applicable federal and state laws, rules, regulations and guidelines in connection with its performance under this Agreement, the Manufacture of QS-21, and the development and commercialization of QS-21 Vaccines; and (ii) Antigenics MA shall comply, and shall cause its Affiliates and Third Party Manufacturer (other than the contract manufacturer selected by the Steering Committee, whose compliance shall be the joint responsibility of Antigenics MA and GSK) to comply, with the Specifications, the cGMP and other applicable federal and state laws, rules and regulations in connection with its performance under this Agreement and the Manufacture of QS-21. Without limiting the generality of the foregoing, GSK shall use Commercially Reasonable Efforts (as such term is defined in the License Agreement) to ensure compliance with all applicable product safety, product testing, product labeling, package marking, and product advertising laws and regulations and International Conference on Harmonisation (ICH) Guidelines. As between the Parties, GSK shall be solely responsible for diligently obtaining all required and/or necessary Regulatory Authority authorizations and approvals to develop, Manufacture and commercialize QS-21 Vaccines hereunder and under the License Agreement.

(e) Product Recalls. Any products recalls will be handled pursuant to the terms of the Quality Agreement.

2.5 License Grant to GSK.

(a) Subject to the terms and conditions of this Agreement (including without limitation, the provisions of Article 4 below and the retained rights of Antigenics MA set forth in Section 2.5(b) below), Antigenics MA hereby grants to GSK a [**], right and license (with the right to grant sublicenses to its Affiliates and Sublicensees as defined in the License Agreement, subject to the provisions of Section 2.5(c) below) to the Manufacturing Technology for the sole purpose of Manufacturing QS-21: (i) to supply Antigenics MA (and its Affiliates and QS-21 licensees and customers) in accordance with this Agreement, and (ii) to develop, make, have made, use, sell, offer for sale and import QS-21 Vaccines. To the extent that Antigenics MA

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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subcontracts or sublicenses with its Affiliates or Third Parties to Manufacture for GSK hereunder, Antigenics MA shall obtain the right under the intellectual property rights of such Affiliate or Third Party related to the Manufacture of QS-21, with the right to grant sublicenses to GSK and its Affiliates (and such license shall be further sublicensable by GSK to its Affiliates and Sublicensees, subject to the provisions of Section 2.5(c) below), to use any such intellectual property necessary for or actually applied to the Manufacture of QS-21 that is discovered or developed by such Affiliate or Third Party to preserve the license granted to GSK and its Affiliates in this Section.

(b) Notwithstanding the provisions of Section 2.5(a) above, Antigenics MA hereby retains the right and has the obligation to Manufacture QS-21 for GSK as set forth in Section 3.1 below, and any other parties. For the avoidance of doubt, nothing in this Section 2.5 shall be construed to prevent Antigenics MA from Manufacturing or having Manufactured QS-21 for itself or any other parties. For the Term of this Agreement, GSK agrees to Manufacture or have Manufactured QS-21 solely in accordance with this Agreement, and for the term of the License Agreement and thereafter to use QS-21 solely to develop, make, have made, use, sell, offer for sale and import QS-21 Vaccines.

(c) GSK may grant sublicenses to Sublicensees provided that:

(i) the Sublicensee will practice the Manufacturing Technology only to the extent granted to GSK under this Agreement;

(ii) GSK and each Affiliate Sublicensee will sign a side letter under which the Affiliate Sublicensee will agree to be bound by the terms of this Agreement;

(iii) GSK and each Third Party Sublicensee shall enter into a written agreement subject to, consistent with, and not to extend beyond the scope of GSK’s rights under, and the terms and conditions of, this Agreement, or provide for Sublicensee obligations inconsistent with or less than GSK’s obligations under this Agreement, and which written agreement shall require the Third Party Sublicensee to agree to be bound by and comply with provisions that are consistent with the provisions of this Agreement;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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(iv) GSK shall remain responsible for compliance by any Sublicensee receiving a sublicense hereunder with all terms and conditions of this Agreement relevant to such Sublicensee. GSK shall promptly provide Antigenics MA with a copy of the relevant provisions of such agreement entered into with any Third Party Sublicensee redacted as may be deemed appropriate by GSK for confidentiality or legal reason; and

(v) in addition and notwithstanding the foregoing, GSK may grant sublicenses to Affiliate subsidiaries controlled by GSK without entering into a written side letter or sublicense agreement with such subsidiaries, provided that GSK shall and hereby guarantees and remains primarily responsible for the performance of such subsidiaries in accordance with this Agreement.

Should this Agreement terminate for any reason, at GSK’s request (or Antigenics MA’s election in the event this Agreement and the licenses granted to GSK hereunder are terminated by Antigenics MA for GSK’s material breach in accordance with Section 8.4(c)), and provided that GSK’s Third Party Sublicensee continues to comply with the provisions of the written agreement to be entered into pursuant to this Section, the Third Party Sublicense shall survive, provided that Antigenics MA shall be substituted for GSK and become the direct licensor of GSK’s Third Party Sublicensee, provided that Antigenics MA has approved or has not reasonably objected to such written agreement. However, Antigenics MA shall assume no obligations of GSK under such written agreement, other than the obligation to grant the Manufacturing rights contemplated in this Section 2.5, unless Antigenics MA otherwise agrees.

2.6 License Grant to Antigenics MA. Subject to the terms and conditions of this Agreement, GSK shall grant and hereby grants to Antigenics MA and its Affiliates a [**], right and license, with the right to grant sublicenses, to any Manufacturing Improvement (whether or not patented or patentable) to make or have made QS-21. For the avoidance of doubt, nothing in this Section 2.6 shall be construed as granting Antigenics MA any right to [**] or to [**]. To the extent that GSK subcontracts or sublicenses with its Affiliates or Third Parties for the performance of GSK’s rights or obligations hereunder in accordance with this Agreement, GSK shall obtain the right under the intellectual property rights of such Affiliate or Third Party related to the Manufacture of QS-21, with the right to grant sublicenses to Antigenics MA and its Affiliates (and such license shall be further sublicensable by Antigenics MA), to use any such intellectual property necessary for or actually applied to the [**] that is discovered or developed by such Affiliate or Third Party to preserve the license granted to Antigenics MA and its Affiliates in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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this Section. Notwithstanding the foregoing, Antigenics MA’s right to grant sublicenses to any Manufacturing Improvements of GSK to [**] conceived and reduced to practice after the effective date of the Letter shall be limited to [**] of [**] provided that such [**] may in no event be a party listed on Exhibit C-1. In the event that GSK identifies a party not listed on Exhibit C-1 for whom GSK does not want Antigenics MA to grant sublicense rights hereunder in the future, and such third party is a GSK Direct Competitor (as hereinafter defined), such party may be added to Exhibit C-1 upon mutual agreement of the Parties. In such an event, GSK shall notify Antigenics MA and shall provide Antigenics MA with reasonable basis for identifying such party as a GSK Direct Competitor. In the event that Antigenics MA disagrees with GSK’s determination, then the matter shall be resolved in accordance with Section 10.1. A GSK Direct Competitor shall be defined as any company active in [**] and/or [**] of [**] and/or [**]. For the avoidance of doubt, not all parties listed in Exhibit C-1 as of the effective date of the Letter were Direct Competitors of GSK. For further clarification, for purpose of this Section the following entities are not to be regarded as a GSK Direct Competitor: (a) [**] or its [**], or (b) Third Party contract manufacturers whose primary business is contract manufacturing, including without limitation, the parties listed on Exhibit C-2.

2.7 No Other Rights. Except for the express licenses granted pursuant to this Article 2, no license, express or implied, is granted by either Party to the other Party under any intellectual property or other rights owned or controlled by such Party pursuant to this Agreement.

2.8 Disclosure of Manufacturing Improvements. For the avoidance of doubt, no obligations on either Party to disclose Manufacturing Improvements (and in the case of Antigenics MA, [**]) are implied by the license grants set forth herein, and the only Manufacturing Improvements (and in the case of Antigenics MA, [**]) disclosure obligations under this Agreement are the specific disclosure and reporting obligations expressly set forth in this Agreement, the Quality Agreement or the Manufacturing Technology Transfer Plan. The Parties agree that each Party will promptly disclose to the other Party those Manufacturing Improvements that are modifications, alternatives, improvements or other changes to the Manufacturing process that may reasonably affect the yield, scale, cost, purity, or efficiency of the Manufacturing process, or the Specifications and shall cooperate with the other Party for a period not to exceed [**] from the last supply to the other Party hereunder to enable the other Party to practice such modifications, improvements or other changes in its Manufacturing processes in accordance with such other Party’s rights under this Agreement. For the avoidance of doubt Antigenics MA shall be entitled to share Manufacturing Improvements conceived by GSK to its [**] and applicable Regulatory Authorities, but shall not be entitled to disclose such Manufacturing Improvements to [**]. In the event that either Party requires the other Party to Manufacture a batch of QS-21 not otherwise to be produced by such Party, in furtherance of this provision, the requesting Party agrees to purchase

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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such batch at a transfer price of [**] of the [**]. In addition, in the event that either Party requires the other Party to perform any analytical testing outside of the Manufacture of QS-21 in accordance with the provisions of Article 3 in furtherance of this provision and not otherwise to be performed by such Party, the Parties shall negotiate in good faith a [**] to be paid by the requesting Party for such services.

3. Manufacture and Supply Obligations.

3.1 Supply Obligations of Antigenics MA. The Parties acknowledge and agree that, subject to the terms and conditions contained in the 2006 Supply Agreement, until the Manufacturing Transition Date (as defined under the 2006 Supply Agreement), GSK agreed to purchase solely from Antigenics MA or it Affiliates (or [**] or another Third Party manufacturer approved by GSK, such approval not to be unreasonably withheld or delayed), and Antigenics MA or its Affiliates (or a Third Party manufacturer approved by GSK, such approval not to be unreasonably withheld or delayed) agreed to supply GSK and its Sublicensees with one hundred percent (100%) of their initial requirements of QS-21 (subject to the Manufacturing Capacity) for use solely in the development, marketing and sale of QS-21 Vaccines in the Territory. However, after the effective date of the Letter, GSK had and shall have no further obligation to purchase QS-21 from Antigenics MA (or its Affiliates or Third Party designee), and Antigenics MA (or its Affiliates or Third Party designee) shall have no further obligation to supply GSK and its Sublicensees QS-21, subject to the remaining provisions of this Section 3.1. Subject to the terms and conditions contained in this Agreement, GSK shall purchase from Antigenics MA (or its approved Third Party manufacturer) and Antigenics MA (or its approved Third Party manufacturer) shall supply to GSK, pre-commercial grade QS-21 in the amounts and timelines set forth on Exhibit B.

3.2 Supply Obligations of GSK. At and upon Antigenics MA’s election but not before the GSK Capacity Date, and subject to the terms and conditions contained in this Agreement, GSK shall supply Antigenics MA (and Antigenics MA’s Affiliates and QS-21 licensees and customers) with up to [**] per [**] of commercial grade QS-21 for up to [**] from the [**] of [**] from Antigenics MA to GSK. GSK shall reasonably consider any request by Antigenics MA or its Affiliates or [**] to extend the [**] supply term if such request will not unreasonably interfere with GSK’s business or QS-21 supply needs. GSK shall keep Antigenics MA informed as to its timelines for having commercial grade QS-21 Manufacturing capabilities. In the event that GSK determines that there is a possibility that it will not be able to supply QS-21 to Antigenics MA by [**], or thereafter have an inability to supply Antigenics MA with quantities requested by Antigenics MA, GSK shall immediately notify Antigenics MA and cooperate with Antigenics MA to address such inability. For the avoidance of doubt, Antigenics MA has no obligation to purchase QS-21 from GSK.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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3.3 Supply to GSK’s Sublicensees. Prior to supplying any Sublicensee under the License Agreement with QS-21 supplied to GSK hereunder, GSK shall enter into a written agreement with such Sublicensee pursuant to which such Sublicensee acknowledges and agrees to be subject and subordinate to the provisions of this Agreement (but specifically excluding the obligation of such Sublicensee to [**] from Antigenics MA or [**] to Antigenics MA, or make [**] to Antigenics MA other than the [**] set forth in Section [**]).

3.4 Forecasts and Purchase Orders. Customer shall issue forecasts and firm purchase orders for those amounts of QS-21 it intends to purchase from Supplier hereunder as set forth below. For the avoidance of doubt, and subject to GSK’s obligations to purchase QS-21 in the amounts and in accordance with the timelines set forth in Exhibit B, Customer has no obligation to purchase QS-21 from Supplier, other than those quantities for which Customer becomes bound and obligated in accordance with the remaining provisions of this Section 3.4.

(a) Rolling Forecasts. Commencing [**] before, and continuing for so long as, Supplier has Manufacture and supply obligations under this Agreement and, subject to the last sentence of this Section 3.4(a), the following provisions shall apply. Not later than the first day of each calendar quarter, Customer shall provide Supplier with a rolling quarterly forecast of the quantity of QS-21 that it expects to purchase from Supplier for the following next [**] calendar quarters, which shall be binding on Customer for hundred percent (100%) as to the first [**] quarters, be binding on Customer for between [**] and [**] of the quantities of QS-21 forecasted for the next [**] quarters, and be non-binding on Customer as to the remaining [**)] calendar quarters. In the event that Customer does not comply with the provisions of this Section 3.4(a) and fails or delays to provide its forecasts hereunder, then Supplier will notify Customer and Customer shall have [**] to comply with its obligations, otherwise Supplier may elect to fill the purchase order(s) to be placed in accordance with Section 3.4(b) below for any of the quarters of the concerned forecast, but is not obligated to do so. Notwithstanding the foregoing, attached hereto as Exhibit B are GSK’s binding forecasts for QS-21 it intends to order from Antigenics MA for the time period from Q3 2007 through Q4 2008, and with respect to orders made by GSK, this Section 3.4(a) shall only apply to amounts of QS-21 ordered by GSK in excess of those amounts set forth on Exhibit B, to the extent the Parties agree that GSK may order excess amounts pursuant to the provisions of Exhibit B.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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(b) Firm Purchase Orders. Not later than [**] prior to the beginning of each [**] for which Supplier has Manufacture and supply obligations under this Agreement, Customer shall provide Supplier with a firm purchase order for the quantity of QS-21 it intends to purchase hereunder during such [**]. Each firm purchase order shall specify the quantity of QS-21 to be ordered. Such firm purchase order commits Customer to purchase [**] of the quantity of QS-21 set forth in the purchase order during that [**]. In the event that Customer does not comply with the foregoing provisions of this Section and delays ordering or does not submit a purchase order for a particular [**] in a given [**], then Supplier may notify Customer and Customer shall have [**] to comply with its purchase order obligations (and Supplier shall have an additional [**] to supply Customer beyond the period specified in Section 3.4(c) below). In case of Customer’s failure to do so, Supplier is relieved of its Manufacture and supply obligations with respect to the applicable [**] for which no purchase order was submitted. Notwithstanding the foregoing, in the event that (i) GSK fails to submit any purchase order with respect to orders of QS-21 binding on GSK as set forth on Exhibit B, Antigenics MA retains the right to treat Exhibit B as such purchase order, and to deliver to, and charge GSK for, QS-21 as set forth therein in such [**]; (ii) Customer fails to submit any purchase order with respect to orders of QS-21 binding upon Customer as set forth in Section 3.4 (a) (other than those set forth on Exhibit B), Supplier retains the right to treat [**] of the quantities mentioned in Customer’s forecasts for the first [**] and [**] of the quantities mentioned in Customer’s binding forecasts for the next [**] of any relevant period as firm purchase orders. For the avoidance of doubt, in no event shall Supplier be obligated to Manufacture and supply QS-21 in excess of the Manufacturing Capacity unless otherwise agreed in writing by Supplier.

(c) Delivery. Supplier shall deliver within [**] of the applicable [**] (the “Contractual Delivery Date”), and in accordance with the Specifications, [**] of the quantity of QS-21 set forth in the applicable firm purchase order (subject to the Manufacturing Capacity) for the applicable calendar quarter. Such QS-21 shall not [**]; provided, however, that Supplier may make delivery of any firm purchase order that is for less than the amount set forth in Customer’s binding forecast for that quarter, subject to payment by Customer of the [**] of the [**] up to the amount set forth in the applicable binding forecast. In addition, Supplier shall have the right to reject any purchase order that is otherwise inconsistent with the requirements of this Agreement. If Supplier determines that any firm purchase order submitted by Customer and not rejected by Supplier hereunder cannot be filled by the Contractual Delivery Date, including, without limitation, as a result of a supply failure by a Third Party manufacturer, Supplier shall notify Customer in writing promptly upon making such determination. In such case, the Parties will work together, in good faith, to identify an appropriate resolution to the supply problem. If the Parties cannot reach an

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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agreement on an appropriate resolution to the problem within [**] of bringing this to the attention of the Steering Committee for resolution, then at either Party’s written request but without prejudice to Section 3.5(d), resolution of the problem will be governed by the terms of Section 10.1 hereof. Notwithstanding the foregoing or any other provision of this Agreement, in the event GSK orders QS-21 for any calendar quarter in an amount greater than [**]percent ([**]%) of the quantity ordered in the firm purchase order for the [**], Antigenics MA will use commercially reasonable efforts to meet the order, but shall be deemed to have met the order if it supplies by the Contractual Delivery Date [**] percent ([**]%) of the quantities ordered in the firm purchase order for the [**]. In calculating [**] ([**]%) of the quantities ordered in firm purchase orders for the [**], the Parties shall exclude quantities ordered in the [**] in excess of that which Antigenics MA must supply in order to have been deemed to have met the order. Although Supplier may upon request from Customer agree from time to time in its sole discretion to deliver QS-21 in [**], any such agreement in a given instance shall in no event obligate Supplier to deliver subsequent future orders of QS-21 in any [**] but the [**].

(d) Shipping. Each order of QS-21 shall be shipped F.O.B. Supplier’s facilities (U.C.C. terms) or, in the event Supplier has a Third Party Manufacture QS-21 in accordance with this Agreement, then at Supplier’s discretion, F.O.B. the Third Party’s facilities. Shipping will be according to the purchase order and to any other specific written instructions of Customer reasonably acceptable to Supplier or its approved Third Party manufacturer (or if no written instructions are given, by a common carrier selected by Supplier and reasonably agreeable to Customer, taking into consideration the specific nature of QS-21). Title to and risk of loss for any order of QS-21 purchased by Customer shall pass to Customer upon the common carrier taking possession and control of the order of QS-21. Unless otherwise agreed to between the Parties, all QS-21 shall be [**] and in accordance with shipping instructions provided by Customer to Supplier from time to time.

(e) All forecasts and purchase orders to be provided by Customer to Supplier hereunder may be transmitted to Supplier via email, provided that Supplier confirms receipt thereof within [**]. Such email communications to Antigenics MA shall be sent to smonks@antigenics.com with a copy to dpetersen@antigenics.com. Such email communications to GSK shall be sent to jean.gilliard@gskbio.com with a copy to pierre.desmons@gskbio.com. In the event that Supplier does not confirm receipt within [**], Customer shall contact Supplier to ensure that Supplier received such email, or in the alternative, Customer may provide such forecast or purchase order via the notice requirements of Section 10.12 of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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3.5 Supply Controls.

(a) Orders From [**]. Unless otherwise elected by Antigenics MA, any QS-21 orders from [**] shall be through Antigenics MA.

(b) Manufacturing Facility Locations. Supplier shall select in its sole discretion its location for QS-21 Manufacturing, subject to the other provisions of this Agreement including by out-contracting such Manufacturing to Third Party Manufacturer(s). Quality aspects will be managed by Supplier in accordance with this Agreement, cGMP, the Quality Agreement, and the specifications agreed to between the Parties, and pursuant to guidelines and recommendations issued from time to time by the Regulatory Authorities.

(c) Customer [**] Procurement. Subject to the provisions of this Section 3.5(c), Antigenics MA will use commercially reasonable efforts to assist GSK in arranging for the continuous supply of [**] to GSK directly from [**] or another [**] of Antigenics MA at [**] to those applicable to [**]. In the event that GSK [**] from another [**], it shall notify Antigenics MA, and upon Antigenics MA’s request, GSK will use commercially reasonable efforts to [**] in [**] for [**] from such [**] at [**] to those applicable to [**]. Upon written request of Antigenics MA, GSK shall provide Antigenics MA with copies of [**] and [**] of [**] from such [**] by or on behalf of GSK.

(d) Supplier Inability to Supply. Supplier shall use commercially reasonable efforts to supply Customer with quantities of QS-21 ordered from Supplier by Customer pursuant to Article 3 above. As soon as Supplier determines it will be unable to deliver to Customer the quantities of QS-21 ordered with respect to any particular calendar quarter, Supplier shall immediately notify Customer, and Customer shall then be released of its obligations under any binding forecasts or purchase orders with respect to such quantities of QS-21 that Supplier is unable to fill for the time period that Supplier is unable to meet such Customer orders [**]. In the event that Customer engages a Third Party to Manufacture as a result of Supplier’s inability to supply hereunder, then Supplier will cooperate with such Third Party in its efforts, consistent with the terms of this Agreement.

4. Supply Conditions.

4.1 Documentation with Deliveries. Supplier shall provide, or shall cause any Third Party manufacturer in accordance with this Agreement to provide, to Customer, together with each shipment of QS-21, all documentation set forth in the Quality Agreement, documenting the quality control authorized release of such shipment in accordance with the terms and conditions of the Quality Agreement (the “Release”).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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4.2 Testing and Acceptance. Customer shall have [**] after the delivery to Customer of the order of QS-21 supplied hereunder to determine whether the QS-21 conforms to the Specifications (using the same validated test methods as the Supplier) and order quantity. Supplier shall transfer [**] and [**] to enable qualification of [**]. Customer will be deemed to have acknowledged that an order of QS-21 conforms to the Specifications and order quantity and is accepted, unless Customer rejects the QS-21 order by giving written notice of non-conformity to Supplier within such [**] period. If Customer determines that the QS-21 order fails to meet the Specifications, or that there is a shortage in the quantity delivered, it shall promptly so notify Supplier in writing within such [**] period. Any such notice shall specify the reason, with supporting documentation, for the non-conformity or the details of any quantity shortage, as the case may be. In the event that Supplier agrees that an order of QS-21 is non-conforming with the Specifications or that there was a shortage in quantity delivered, Supplier shall, at its own cost (including shipping) use commercially reasonable efforts to replace the non-conforming quantities of QS-21 or make up the shortage, as soon as reasonably possible. If Supplier does not agree that the particular order of QS-21 fails to meet the Specifications or that it delivered a shortage of QS-21, it shall notify Customer and the Parties (through the Steering Committee) shall try to negotiate a mutually satisfactory resolution of their differences. Should a dispute over the conformity of a QS-21 order persist beyond [**] days after Supplier’s notice to Customer of disagreement, a representative sample of the QS-21 at issue shall be submitted to an independent testing laboratory designated by Customer and reasonably agreeable to Supplier for testing against the Specifications using the same validated test methods in use at Supplier. Both Parties shall cooperate in method transfer and supply of reference materials to enable qualification of the independent test laboratory. The test results obtained from such laboratory shall be final and binding on the Parties. The cost of such test shall be borne by the Party whose results disagree with those of the independent laboratory. Where the test results demonstrate that the QS-21 order fails to meet any of the Specifications, Supplier shall replace the non-conforming quantities of QS-21 at no additional cost to Customer as soon as reasonably possible after receipt of such results. The provisions of this Section shall not apply to any QS-21 damaged or lost in transit after delivery by Supplier to the common carrier, which shall be the responsibility of Customer.

4.3 Sample Testing and Records. Sample testing and record retention shall be in accordance with the Quality Agreement.

4.4 Inspections. During the term of Supplier’s Manufacture and supply obligations under this Agreement, and subject to the last sentence of this Section 4.4, Supplier shall permit a reasonable number of Customer employees or agents (which in the case of [**], may include [**]) or an independent qualified inspector reasonably acceptable to [**] and/or its QS-21 customers and licensees as appropriate, as Customer may reasonably request from time to time, at least [**] per [**] (and more often if

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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there are repetitive, specific cGMP issues), access to Supplier’s QS-21 manufacturing facilities during normal business hours for the purpose of Manufacturing and quality control compliance reviews and inspections (at each Party’s own cost and expense), subject to the remaining provisions of this Section 4.4. Customer agrees that prior to any such employee or agent visitor entering such QS-21 manufacturing facilities, Customer will provide Supplier with (a) written notice of the visit at least [**] in advance for routine annual audits, and (b) reasonable advance notice, and in no event less then [**] notice for [**]. In addition, Customer will obtain from such employees or agents or independent inspector a binding confidentiality agreement in a form acceptable to Supplier (including an express acknowledgement that any such [**] shall not have the right to [**] to [**], except in the case expressly provided for in Section [**]) in advance of any visit and that these audits do not take place more often than reasonably necessary. The Parties agree that Supplier may refuse access to or eject any Customer employee or agent if Supplier reasonably believes, and can reasonably demonstrate to Customer that it has grounds for such belief, that such employee or agent is or may be a security risk to Supplier or does not meet Supplier’s safety or security requirements. Supplier shall have no liability under this Agreement for refusing access to or ejecting such individual(s). Customer further agrees to protect, defend, indemnify, and hold harmless Supplier and its officers, directors, employees, agents and assignees, from all demands, claims, actions, liability, loss, damage, costs and expenses including reasonable attorney’s fees, arising out of any claims for personal injury or property damage caused by a Customer employee or agent while visiting such QS-21 manufacturing facilities. Notwithstanding the foregoing, if GSK’s request to inspect the QS-21 manufacturing facilities as contemplated hereunder conflicts with any Third Party rights to which Antigenics MA has Manufacture or supply obligations, the Parties will work together, in good faith, to identify an appropriate resolution to the conflict. Further notwithstanding the foregoing, in the event that Antigenics MA has engaged a Third Party to Manufacture and supply QS-21 to Antigenics MA for subsequent supply to GSK pursuant to this Agreement, Antigenics MA shall [**] with respect to such [**].

4.5 Exchange of Information. The Parties shall fully cooperate to achieve acceptance of QS-21 Manufacturing facilities by Regulatory Authorities, and to exchange information about lots produced by the Parties in accordance with this Agreement, the Quality Agreement and the Manufacturing Technology Transfer Plan.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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5. Consideration.

5.1 Upfront Payment to Antigenics MA. As partial consideration for the Manufacturing Technology rights transferred to GSK pursuant to the 2006 Supply Agreement and this Agreement, and Antigenics MA’s agreement to provide expertise in connection therewith in accordance with the 2006 Supply Agreement and this Agreement, the Parties acknowledge that GSK made a non-refundable, non-creditable upfront payment to Antigenics MA in the amount of three million dollars (US$3,000,000) on July 12, 2006.

5.2 Additional Payments. As further consideration for the Manufacturing Technology rights and licenses transferred to GSK pursuant to the 2006 Supply Agreement and this Agreement, and Antigenics MA’s agreement to provide expertise in connection therewith in accordance with the 2006 Supply Agreement and this Agreement, and as consideration for entering into the Letter and this Agreement, GSK has or shall pay Antigenics MA the following non-refundable, non-creditable additional payments upon receipt of an invoice from Antigenics MA:

Payment Trigger/Due Date	Payment Amount
(a) For Completion of the Transfer of the Manufacturing Technology Package to GSK prior to the Effective Date of this Agreement	US $2,000,000 (was paid)

(b) For entering into the Letter and this Agreement (in lieu of the milestone payable under the 2006 Supply Agreement for Release of [**] Lots of QS-21 Manufactured by Antigenics MA in accordance with the Specifications)	US $2,000,000 (was paid)

(c) As consideration for a substantial portion of the Manufacturing profits that the Parties anticipate would have otherwise been owing to Antigenics MA under the 2006 Supply Agreement, the following additional payments shall be made:

• On or before December 31, 2008	US $1,750,000

• On or before [**]	US $[**]

• On or before [**]	US $[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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5.3 Manufacturing Technology Transfer Royalty. As further consideration for the Manufacturing Technology rights transferred to GSK pursuant to the 2006 Supply Agreement and this Agreement, and Antigenics MA’s agreement to provide expertise in connection therewith in accordance with the 2006 Supply Agreement and this Agreement, commencing with the First Commercial Sale of QS-21 Vaccines by GSK or its Affiliates or Third Party Sublicensees or distributors, GSK shall pay Antigenics MA a Manufacturing Technology transfer royalty (“Manufacturing Technology Transfer Royalty”) of [**] percent ([**]%) of Net Sales throughout the Territory.

This Manufacturing Technology Transfer Royalty obligation shall apply: (i) with respect to prophylactic QS-21 Vaccines for ten (10) years after the First Commercial Sale of the first prophylactic QS-21 Vaccine in a Major Market Country (as defined below); and (ii) with respect to therapeutic QS-21 Vaccines for ten (10) years after the First Commercial Sale of the first therapeutic QS-21 Vaccine in a Major Market Country.

In addition and notwithstanding the foregoing, in no event shall the foregoing Manufacturing Technology Transfer Royalty obligation apply with respect to QS-21 Vaccines in the [**] for less than [**] years after the First Commercial Sale of the first prophylactic or first therapeutic [**]; and in no event shall the foregoing Manufacturing Technology Transfer Royalty obligation apply with respect to QS-21 Vaccines in the [**] for less than [**] years after the First Commercial Sale of the first prophylactic or first therapeutic [**].

As used herein, “Major Market Country” means the countries of the United States, France, Germany, Italy, the United Kingdom, Canada, Spain, Australia, Japan and, in the case of a Licensed Vaccine for the Licensed Indication of [**].

The foregoing Manufacturing Technology Transfer Royalty shall not be subject to any reductions.

5.4 QS-21 Supply Transfer Pricing. As consideration for Antigenics MA agreeing to supply GSK with QS-21 under this Agreement, GSK shall pay Antigenics MA a transfer price of [**] percent ([**]%) of the Fully Burdened Costs for QS-21 delivered hereunder up to [**], and thereafter GSK shall pay Antigenics MA a transfer price of [**] percent ([**]%) of the Fully Burdened Costs for QS-21 delivered hereunder. As consideration for GSK agreeing to supply Antigenics MA with QS-21 under this Agreement, Antigenics MA shall pay GSK a transfer price of [**] percent ([**]%) of the Fully Burdened Costs for QS-21 delivered hereunder, provided that in the event that GSK has more than one QS-21 Manufacturing facility (itself or through a Third Party), then for purposes of determining the Fully Burdened Costs of QS-21 Manufacturing by GSK, the Fully Burdened

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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Cost components shall not exceed the average of such costs among the various facilities, and provided further that in no event shall the Fully Burdened Cost components exclusive of the Manufacturing direct labor and direct material costs exceed [**]. Supplier shall invoice Customer upon delivery to the common carrier and Customer shall pay Supplier in U.S. dollars (USD) within [**] days of the invoice date unless rejected by Customer under Section 4.2 for each order of QS-21.

5.5 Customer’s Audit Rights. At the request of Customer, upon at least [**] prior written notice to Supplier and at the expense of Customer (except as otherwise provided below), Supplier shall permit an experienced, independent certified public accountant selected by Customer and reasonably acceptable to Supplier to inspect, during regular business hours, any such records of Supplier for the then-preceding [**] solely to the extent necessary to verify Fully Burden Costs provided that such inspection shall not take place more often than once a year, and shall not cover such records for more than the preceding [**] and shall not cover the same records more than once unless this is reasonably necessary for confirming the accuracy of existing records. Results of any such inspection shall be made available to both Parties.

6. Payments, Reports and Records.

6.1 First Commercial Sale. GSK shall notify Antigenics MA of the occurrence of the First Commercial Sale of each therapeutic QS-21 Vaccine and each prophylactic QS-21 Vaccine in each country within [**] days of its occurrence.

6.2 Payments. Commencing with the First Commercial Sale of the first QS-21 Vaccine in any country, GSK shall furnish to Antigenics MA a written report within [**] days after [**] of each [**] showing, on a country-by-country basis: (i) Gross Sales by GSK and its Affiliates and Third Party Sublicensees during the reporting period; (ii) the Net Sales of all such QS-21 Vaccines sold, and qualifying discounts as described in Section 1.26, listed by category of deductions; (iii) the Manufacturing Technology Transfer Royalties payable in United States dollars which shall have accrued hereunder in respect of such sales; (iv) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; and (v) the exchange rates used in determining the amount of United States dollars. All Manufacturing Technology Transfer Royalty payments shown to have accrued to Antigenics MA by each report provided for under this Section shall be due and payable on the date such report is due. If no payments are due for any reporting period hereunder, GSK shall so report. All payments to Antigenics MA under this Agreement shall be made in United States dollars by check payable to “Antigenics Inc.” or, if requested by Antigenics MA, by wire transfer to an account designated by Antigenics MA.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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6.3 Withholding Taxes. All royalty payments are exclusive of all federal, state, local and foreign taxes, levies, and assessments, duties, customs and similar charges. GSK shall be responsible for any and all such applicable charges incident to the payments to Antigenics MA under this Agreement, other than taxes on Antigenics MA’s income. When Antigenics MA has the legal obligation to collect such taxes, the appropriate amount shall be paid by GSK (by adding such amount to the payment otherwise due to Antigenics MA), unless GSK provides Antigenics MA with a valid tax exemption certificate authorized by the appropriate taxing authority. In the event that GSK is required by applicable law to make deductions or withholdings from payments to Antigenics MA hereunder, then GSK shall pay such additional amounts to Antigenics MA as may be necessary to assure that the actual amount received by Antigenics MA after deduction or withholding shall equal the amount that would have been received if such deduction or withholding were not required.

6.4 Exchange Rates. If GSK (or its Affiliates or Third Party Sublicensees) receives revenues from the sale of QS-21 Vaccines in currency other than United States dollars, revenues shall be converted to United States dollars at the conversion rate for foreign currency as published in the eastern edition of The Wall Street Journal published on the last Business Day of the applicable calendar quarter.

6.5 GSK’s Recordkeeping and Inspection. After the date of First Commercial Sale of the first QS-21 Vaccine, GSK shall keep, and shall cause its Affiliates and Third Party Sublicensees to keep, for at least [**], records of all sales of QS-21 Vaccines in sufficient detail to permit Antigenics MA to confirm the accuracy of GSK’s Manufacturing Technology Transfer Royalty payment calculations. At the request of Antigenics MA, upon at least [**] prior written notice to GSK or its Affiliates or Third Party Sublicensees and at the expense of Antigenics MA (except as otherwise provided below), GSK or its Affiliates or Third Party Sublicensees shall permit an experienced, independent certified public accountant selected by Antigenics MA and reasonably acceptable to GSK or its Affiliates or Third Party Sublicensees to inspect, during regular business hours, any such records of GSK or its Affiliates or Third Party Sublicensees for the then-preceding [**] solely to the extent necessary to verify such calculations provided that such inspection shall not take place more often than once a year, and shall not cover such records for more than the preceding [**]. Results of any such inspection shall be made available to both Parties. If such inspection reveals a deficiency in the calculation of Manufacturing Technology Transfer Royalty payments resulting in an underpayment to Antigenics MA by [**] or more, GSK shall pay all costs and expenses of such inspection. Any deficiencies found shall be payable by GSK within [**] of receipt of invoice from Antigenics MA. If such inspection reveals an overpayment of Manufacturing Technology Transfer Royalty payments resulting in an underpayment to Antigenics MA [**] or more,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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Antigenics MA shall refund to GSK any overpaid amounts within [**] after results of such inspection become available. For the avoidance of doubt, the rights set forth in this Section 6.5 are in addition to the rights set forth in Section 5.5 of the Agreement.

6.6 Interest on Late Payments. Any payment not timely made shall bear interest at a rate equal to [**]

7. Indemnification and Warranties.

7.1 Indemnification by GSK. GSK shall indemnify, defend, and hold harmless Antigenics MA and its Affiliates and their respective directors, officers, employees, and agents, and its and their respective successors, heirs (current and former) and assigns (the “Antigenics MA Indemnitees”) from and against any and all loss, liability, damage, cost, or expense (including reasonable legal fees and expenses of litigation) (collectively, “Liabilities”) suffered, incurred by, or imposed upon any such Antigenics MA Indemnitee, resulting from any Third Party claims, demands, suits, actions, or judgments (collectively referred to hereafter as “Claims”) to the extent arising out of or resulting from (i) the development, pre-clinical or clinical testing, Manufacture, use, sale, offer for sale, or importation of QS-21 Vaccines, including without limitation, the Manufacture of QS-21 for use therein, (ii) GSK’s breach of any representation, warranty or covenant of GSK hereunder, (iii) the negligence or intentional misconduct of GSK, or (iv) the failure of QS-21 delivered by GSK hereunder to conform to the Specifications at the time of shipment hereunder, in each case except to the extent such Liability is attributable to the negligence or intentional misconduct of any Antigenics MA Indemnitee, or in each case except for (iv above), the failure of QS-21 delivered by Antigenics MA to meet the Specifications at the time of shipment hereunder.

7.2 Indemnification by Antigenics MA. Antigenics MA shall indemnify, defend, and hold harmless GSK and its Affiliates and its and their respective directors, officers, employees, and agents, and its and their respective successors, heirs (current and former) and assigns (the “GSK Indemnitees”) from and against any and all Liabilities suffered, incurred by, or imposed upon any such GSK Indemnitee, resulting from any Third Party Claims to the extent arising out of or resulting from (i) the failure of QS-21 delivered by Antigenics MA (including by Antigenics MA through [**]) hereunder to conform to the Specifications at the time of shipment hereunder, or (ii) Antigenics MA’s breach of any representation, warranty or covenant hereunder, or (iii) the negligence or intentional misconduct of Antigenics MA, in each case except to the extent such Liability is attributable to the negligence or intentional misconduct of any GSK Indemnitee.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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7.3 Conditions on Indemnification. Any Antigenics MA Indemnitee or GSK Indemnitee (each an “Indemnitee”) intending to claim indemnification under this Article 7 shall promptly notify the other Party (the “Indemnifying Party”) of any Claim after the Indemnitee is aware thereof, setting forth the nature of the Claim and the basis for indemnification hereunder, and the Indemnifying Party shall assume, at its sole cost and expense, the defense of the Claim with counsel mutually satisfactory to the Parties; provided, however, that any Indemnitee shall have the right to retain its own counsel reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, if representation of such Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other Party represented by such counsel. The Indemnitee shall cooperate fully with the Indemnifying Party in such defense and will permit the Indemnifying Party to conduct and control such defense and disposition of such Claim (including all decisions relative to litigation, appeal and settlement), provided that (i) the Indemnifying Party agrees to keep the Indemnitee informed of the progress in the defense and disposition of such Claim and to consult with the Indemnitee with regard to any proposed settlement, and (ii) the Indemnifying Party agrees not to enter into any settlement which would have a material adverse effect on the other Party without prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This indemnity agreement shall not apply to amounts paid in settlement of any Liability if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnifying Party promptly after the Indemnitee receives notice of or otherwise becomes aware of any such Claim, if prejudicial to its ability to defend such Claim, shall relieve the Indemnifying Party of any liability to the Indemnitee under this indemnity agreement.

7.4 Insurance. During the Term of this Agreement and for a period of [**] after the [**] of QS-21 Vaccines by GSK, its Affiliates or Third Party Sublicensees or its or their distributors (or ten years after the last supply of QS-21 by GSK hereunder, if later), GSK shall, at its discretion, either self-insure through a GlaxoSmithKline plc program, or obtain and carry, and shall cause its Sublicensees to obtain and carry, in full force and effect product liability insurance in amounts which are reasonable and customary in the pharmaceutical industry for similar products. GSK shall provide Antigenics MA with appropriate certificates of insurance from time to time as requested by Antigenics MA unless GSK is self-insured. During the Term of Antigenics MA’s supply obligations under this Agreement and for a period of [**] after the [**] of QS-21 to GSK its Affiliates or Third Party Sublicensees, Antigenics MA shall at its discretion, either self-insure through an Antigenics Inc. (parent corporation) program, or obtain and carry, and shall cause its sublicensees receiving QS-21 supplied by GSK hereunder to obtain and carry, in full force and effect product liability insurance in amounts which are reasonable and customary in the pharmaceutical industry for similar products. Antigenics MA shall provide GSK with appropriate certificates of insurance from time to time as requested by GSK unless Antigenics MA is self-insured.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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7.5 Representation and Warranties of GSK. GSK represents, warrants, and covenants to Antigenics MA as follows:

(a) GSK is a corporation duly organized, validly existing and in good standing under the laws of Belgium. GSK has, and will have on all relevant dates, all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. GSK has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate GSK corporate action;

(c) the performance by GSK of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party;

(d) GSK will Manufacture, purchase and use, QS-21 and formulate, package and distribute the QS-21 Vaccines for marketing and sale in the Territory solely in accordance with this Agreement and the License Agreement, and applicable laws, rules, regulations, and guidelines; and

(e) GSK shall Manufacture, or have Manufactured, QS-21 supplied to Antigenics MA (and its Affiliates and QS-21 licensees and Customers) hereunder in conformity with the Specifications and applicable laws, rules, regulations, and guidelines.

7.6 Representation and Warranties of Antigenics MA. Antigenics MA represents and warrants to GSK as follows:

(a) Antigenics MA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Antigenics MA has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. Antigenics MA has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement;

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(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Antigenics MA corporate action;

(c) the performance by Antigenics MA of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party; and

(d) Antigenics MA shall Manufacture, or have Manufactured, QS-21 supplied to GSK hereunder in conformity with the Specifications and applicable laws, rules, regulations, and guidelines.

7.7 LIMITATION OF LIABILITY. EXCEPT A) WITH RESPECT TO LIABILITY RELATING TO THIRD PARTY CLAIMS UNDER SECTIONS 7.1 OR 7.2, B) LIABILITY FOR BREACH OF ARTICLE 9 AND C) CLAIMS FOR MISUSE, MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY, IT IS AGREED BY THE PARTIES THAT NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES (OTHER THAN REVENUES COMPRISING ROYALTIES OR OTHER PAYMENTS TO BE EARNED AND PAID TO A PARTY BY THE OTHER PARTY UNDER THIS AGREEMENT) OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

7.8 DISCLAIMER OF WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.6 HEREOF, ANTIGENICS MA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QS-21 MANUFACTURED AND SUPPLIED HEREUNDER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE WARRANTIES AND UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS WARRANTIES ARE EXPRESSLY DISCLAIMED BY ANTIGENICS MA.

8. Term and Termination.

8.1 Term. Unless otherwise terminated pursuant to the terms hereof or by separate written agreement between the Parties, the term of this Agreement (the “Term”) shall begin on the Effective Date and shall remain in full force and effect until the later of (a) each Supplier’s Manufacture and Supply obligations hereunder, or (b) expiration of the royalty obligations provided under

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Section 5.3 above. After expiration of the royalty obligations provided under Section 5.3 above, GSK shall have a [**] license under the Manufacturing Technology to Manufacture QS-21 for use in any QS-21 Vaccines [**] under this Agreement, unless earlier terminated in accordance with Section 8.2 below.

8.2 Material Breach. If either Party materially breaches any obligation, representation or warranty contained in this Agreement, the other Party shall be entitled to give to the Party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within [**] days for payments or [**] days after the receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to the other Party. The right of a Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. For the purposes of this Section, a material breach of the [**] by one Party shall be deemed a material breach and default of this Agreement by such Party, and shall entitle the other Party to give notice of default under this Section. In addition, Antigenics MA shall have the right to terminate this Agreement and/or [**] immediately upon written notice to GSK in the event that GSK or its Affiliates challenge, or direct or assist a Third Party to challenge, the validity, patentability or enforceability of, or otherwise oppose any, Licensed Patent Rights (as defined in the License Agreement) or the Manufacturing Technology.

8.3 Termination Or Continuation for Bankruptcy of Either Party.

(a) Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of (the United States or of) any (individual) state or (foreign) country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed [**] after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

(b) All rights and licenses granted under or pursuant to this Agreement by each Party are, and shall otherwise be deemed to be, for purposes of Article 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101 of the U.S. Bankruptcy Code so long as such rights do not conflict with any of the terms of this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) the Manufacturing Technology or Manufacturing Improvements (as the case may be) and any such intellectual property and all embodiments of intellectual property consistent with Article 365(n) of the U.S. Bankruptcy Code, and same, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Party subject to the bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Party subject to the bankruptcy proceeding upon written request therefore by the other Party. All such Manufacturing Technology and/or Manufacturing Improvements and intellectual property so delivered shall remain subject to the use and confidentiality restrictions set forth in Article 9 of this Agreement and Article 9 of the [**].

8.4 Effects of Termination.

(a) Orders in Progress. In the event of expiration of this Agreement, Supplier shall at Customer’s request or otherwise at its election, fill any purchase orders for QS-21 that were made by Customer and accepted by Supplier prior to such date, and Customer shall pay Supplier for any QS-21 supplied by Supplier hereunder. In addition, in the event of early termination of this Agreement, Supplier retains the right but not the obligation to fill any purchase orders for QS-21 that were made by Customer and accepted by Supplier prior to such date, and Customer shall pay Supplier for any QS-21 supplied by Supplier hereunder. In either such an event, and in addition to the provisions set forth in Section 8.4(b) and (c) below, the provisions of Sections 3.4 (c) and (d) shall remain in full force and effect until the Parties have fulfilled their respective obligations with respect to such orders.

(b) Termination or expiration of this Agreement, for any reason, shall not deprive or relieve either Party hereto, of any right, remedy, or obligation accrued hereunder prior to termination or expiration, and shall not effect any other rights accrued in any way under separate agreements between the Parties.

(c) The provisions of Articles 6 (with respect to outstanding payment obligations), 7, and 9, and Sections 2.6, 4.1 and 4.2 (with respect to deliveries made prior to the date of expiration or termination or thereafter in accordance with Section 8.4(a) above) 4.3, 5.2, 5.3 (with respect to Net Sales of QS-21 Vaccines made prior to the date of expiration), 5.4 (with respect to deliveries made prior to the date of expiration or termination or thereafter in accordance with Section 8.4(a) above), 5.5, 8.1, 8.4, 10.1, 10.5, 10.6 (for so long as payment obligations survive the termination or expiration of this Agreement), 10.8, 10.11, and 10.12 shall survive expiration or termination of this Agreement for any reason. In addition, the provisions of Sections 2.5, 5.3 and Article 6 (with respect to payment obligations under Section 5.3) shall survive termination of this Agreement for any reason,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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other than termination by Antigenics MA for GSK’s material breach, unless Antigenics MA elects otherwise in the case of such material breach. Furthermore, in the event this Agreement is terminated by [**] under Section 8.2 for material breach of the [**] (as agreed to by the [**] or finally resolved in accordance with the Dispute Resolution provisions of Section 10.1 of this Agreement), and, prior to such termination, [**] covered by a [**] (as defined in the License Agreement of a [**] of the [**] into the [**] of QS-21 at the request of the [**] that results in a [**] in the [**] of greater than [**] then the [**] to the [**] by the [**] under Section [**] above (as applicable) shall (a) [**] be [**] a [**] at a [**], and the Parties shall [**] a [**] as [**] for [**] (which [**] shall [**] a [**] of the [**] in the [**]), and (b) [**] with respect to any [**] not covered by a [**].

9. Confidentiality.

9.1 “Confidential Information” shall mean any technical, scientific or business information furnished by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with this Agreement, the License Agreement, the 1992 Agreement, or the 2006 Supply Agreement, or the activities contemplated hereunder and thereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. The terms of this Agreement shall be considered Confidential Information of both Parties, subject to the provisions of this Article 9 and Section 10.6. Confidential Information shall not include information that:

(a) is generally available in the public domain or thereafter becomes available to the public through no act of the Receiving Party; or

(b) was independently known to the Receiving Party prior to receipt thereof or was discovered independently by an employee of the Receiving Party who had no access to the information supplied by or on behalf of the Disclosing Party; or

(c) was made available to the Receiving Party as a matter of lawful right by a Third Party who had no obligations of confidentiality to the Disclosing Party.

9.2 Obligations. The Receiving Party agrees that it shall not, without the prior written consent of the Disclosing Party, directly or indirectly:

(a) make any use, including but not limited to any research, commercial or potentially commercial use thereof, of any portion of the Confidential Information of the Disclosing Party for purposes other than those set forth in this Agreement; or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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(b) duplicate, disseminate, disclose or transfer any portion of the Confidential Information to any person, except that the Receiving Party may disclose or permit the disclosure of Confidential Information to its Affiliates, licensees and sublicensees and its and their respective directors, officers, employees, consultants, and advisors, and investors and potential investors in connection with a general financing transaction, and, (i) in the case of GSK, to Third Party contract manufacturers (solely for the purpose of supplying GSK) as may be useful or necessary to Manufacture for GSK as contemplated in this Agreement, and (ii) in the case of Antigenics MA, to Third Party contract manufacturers as may be useful or necessary to Manufacture for Antigenics MA as contemplated in this Agreement, in any case, who have an ethical or fiduciary duty to the Receiving Party or are otherwise obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement, or for other legitimate business purposes;

Notwithstanding the above, the Receiving Party may disclose Confidential Information of the Disclosing Party when required by applicable laws or government rules or regulations (including without limitation, applicable securities regulations), provided that to the extent reasonably possible, the Receiving Party provides reasonable prior written notice of such disclosure to the Disclosing Party and takes reasonable efforts to avoid and/or minimize the extent of disclosure.

9.3 Upon expiration or termination of this Agreement and upon request of the Disclosing Party, all copies of any Disclosing Party’s Confidential Information (other than the Manufacturing Technology in the case of expiration) shall be returned to the Disclosing Party, except that each Receiving Party may retain one (1) copy of the Confidential Information received hereunder in the possession of its legal counsel, solely for monitoring its obligations under this Agreement.

9.4 No option, license, or conveyance of such rights, express or implied, is granted to the Receiving Party in connection with any Confidential Information disclosed by the Disclosing Party, except for the express licenses granted in Article 2. If any such rights are to be granted to the Receiving Party, such grant shall be expressly set forth in a separate written instrument.

10. Miscellaneous.

10.1 Dispute Resolution. Except for the right of any Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute, other than disputes regarding the construction, validity or enforcement of patents, arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:

(a) If the dispute cannot be resolved by the Parties through their duly authorized representatives (or the Steering Committee, if applicable) within [**], the Chief Executive Officer of GSK (or his designee) and the Chief Executive Office of Antigenics, Inc., a Delaware corporation, the parent corporation of Antigenics MA (or his designee) shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within [**] of the matter being referred to them.

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(b) If the Chief Executive Officer of GSK (or his designee) and the Chief Executive Officer of Antigenics, Inc. (or his designee) fail to first meet within [**] of the matter being referred to them, or if the dispute can not be resolved by the Chief Executive Officer of GSK (or his designee) and the Chief Executive Officer of Antigenics, Inc. (or his designee) within [**] of the matter being referred to them, then either Party may bring such matter in a federal or state court in the State of Delaware to whose exclusive jurisdiction both Parties hereto consent.

(c) Notwithstanding the foregoing, in the event there is a disagreement between the Parties as to whether the [**] complies with [**] under applicable [**] and [**] from [**] or other [**], such dispute shall be resolved by an independent panel of experts (the “[**] Panel”). The [**] Panel shall be composed of one (1) member if the Parties can agree on the sole member within [**]. Otherwise, it shall be composed of one (1) member appointed by Antigenics MA, one (1) member appointed by GSK and a third member appointed by the agreement of first two (2) members. In order to be eligible for appointment to the [**] Panel, a person must be independent in all respects from both Antigenics MA and GSK and have the [**]. The Parties shall identify their respective appointees within [**] following notice by one Party to the other of a [**] dispute. The first two (2) members so appointed will have an additional [**] to choose the third member. Antigenics MA and GSK shall share equally any cost involved in the engagement and services of such third member. The [**] Panel shall determine whether, in light of all circumstances, including without limitation, [**], the [**] complies with the above referred [**]. Notwithstanding the foregoing, the Parties may, by agreement, identify a more specific or relevant [**] for the [**] Panel to consider in resolving a particular dispute. The [**] Panel shall make its determination as soon as reasonably possible, but no later than [**] after referral of the dispute to the [**] Panel by the Parties. Decisions of the [**] Panel shall be made by [**] vote of the members and shall be announced, with such reasoning as the [**] Panel, in its sole discretion, shall determine to be appropriate, in a document delivered on the same date to both Parties.

10.2 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, distributorship, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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10.3 Assignments. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that, [**] may, without such consent, assign this Agreement and any of its right or obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or reorganization or change in control; provided, further, that the assigning Party shall deliver written notice of any such permitted assignment to the other Party. Notwithstanding the foregoing, in the event that [**] assigns this Agreement to a [**] (as defined in Section [**]) without the prior written consent of [**], then (i) the license granted to [**] pursuant to Section [**] shall terminate upon [**] written notice to the [**] (provided that any sublicenses granted prior to the date of assignment in accordance with Section [**] shall survive), (ii) [**] shall have no obligation to transfer any Confidential Information of [**] to such [**] unless [**] would have had a right under this Agreement to transfer such information to said [**] prior to the date of the assignment, (iii) [**] shall in no event have an obligation to disclose any [**] to the [**] and (iv) at [**] discretion, inspections referred to in Section 4.4 shall be conducted by an independent qualified inspector reasonably acceptable to the [**] rather than by the [**] itself. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any attempted assignment not in accordance with this Section 10.3 shall be void.

10.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.5 No Name or Trademark Rights. Except as otherwise expressly provided herein, or expressly set forth in the License Agreement, no right, express or implied, is granted by this Agreement to use in any manner the names “Antigenics Inc.,” “GlaxoSmithkline plc.” or any contraction thereof or any other trade name or trademark of Antigenics MA or GSK in connection with the performance of this Agreement. In addition, GSK agrees not to use or apply for registration of any trademarks, tradedresses or tradenames pertaining to QS-21 (as opposed to trademarks pertaining to QS-21 Vaccines) in the Territory without Antigenics MA’s prior consent, which consent shall not be unreasonably withheld where the use of such trademarks, tradedresses or tradenames is required by applicable laws or regulations, provided that such use by GSK is consistent with both Party’s internal trademark policies.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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10.6 Public Announcements. Press releases and public announcements regarding the subject matter of this Agreement shall be made in accordance with the provisions of the License Agreement.

10.7 Force Majeure. If any default or delay occurs which prevents or materially impairs a Party’s performance and is due to a cause beyond the Party’s reasonable control, including but not limited to any act of god, flood, fire, explosion, earthquake, casualty, accident, war, revolution, terrorist acts, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, or acts, omissions or delays in acting by any Regulatory Authority, the affected Party promptly shall notify the other Party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither Party shall be liable to the other Party for any loss or damage due to such cause. Neither Party may terminate this Agreement because of such default or delay, unless such event continues unabated for a period of six (6) months, in which case the Party disadvantaged by such default or delay may, at its option, terminate this Agreement upon written notice to the other Party.

10.8 Entire Agreement of the Parties, Amendments. This Agreement, including the Exhibits attached hereto which are incorporated herein, and the License Agreement, Quality Agreement, and Manufacturing Technology Transfer Plan, constitute and contain the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof and thereof, including without limitation, the 1992 Agreement, the 2006 Supply Agreement, and the Letter. In the event of any inconsistency between this Agreement and the Quality Agreement or the Manufacturing Technology Transfer Plan, the provisions of the Quality Agreement or the Manufacturing Technology Transfer Plan shall prevail. In addition and for the avoidance of doubt, the Parties hereby agree that the 1992 Agreement was terminated and fully superseded by the 2006 Supply Agreement and the License Agreement as of the effective dates of the 2006 Supply Agreement and the License Agreement, and the 2006 Supply Agreement and the Letter are terminated and fully superseded by this Agreement as of the Effective Date of this Agreement. Notwithstanding any provision to the contrary in the 2006 Agreement, no provision contained in that agreement shall survive termination thereof. Notwithstanding the foregoing, (a) each Party hereby agrees that all actions, suits, damages, or claims which either of them may have against the other arising under the terms of the 1992 Agreement , by reason of any breach of the 1992 Agreement arising out of any act or failure to act prior to the effective date of the 2006 Supply Agreement, was waived or released thereby, and (b) each Party hereby agrees that all actions, suits, damages, or claims which either of them may have against the other arising under the terms of the 2006 Supply Agreement or the Letter by reason of any breach of the 2006 Supply Agreement or the Letter arising out of any act or failure to act prior to the Effective Date of this Agreement shall survive and be enforceable under this Agreement. No other waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. The foregoing provisions of this Section 10.8 is subject to, and in no way diminishes, the rights of the Parties under Section [**] of the License Agreement with respect to the [**] (as defined in the License Agreement).

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10.9 Severability. If any provision of this Agreement, or part thereof, is found by a proper authority to be unenforceable, that provision, or part thereof, shall be stricken and the remainder of this Agreement will continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

10.10 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.11 Applicable Law; Governing Language. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. This Agreement has been prepared in the English language and the English language shall control its interpretation. All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

10.12 Notices and Deliveries. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) day after deposit with a commercial express courier specifying next day delivery, with written verification or receipt, as follows:

If to Antigenics MA, to:	Antigenics Inc.
3 Forbes Road
Lexington MA 02421 U.S.A.
Attention: Vice President, Business Development

with copy to:	Antigenics Inc.
3 Forbes Road
Lexington MA 02421 U.S.A.
Attention: Legal Department

If to GSK, to:	GlaxoSmithKline Biologicals SA
89 rue de l’Institut
B-1330 Rixensart, BELGIUM
Attention: President and General Manager

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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with a copy to:	GlaxoSmithKline Biologicals SA
89 rue de l’Institut
B-1330 Rixensart, BELGIUM
Attention: Legal Department

However, all invoices shall be sent by Antigenics MA to GSK’s Licensing Manager, Account Department, GlaxoSmithKline Biologicals SA, 89 rue de l’Institut, B-1330 Rixensart, Belgium or at such other address GSK may later designate in writing.

10.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective corporate officers, duly authorized as of the day and year first above written.

Antigenics Inc., a Massachusetts corporation and wholly owned subsidiary of Antigenics Inc., a Delaware corporation

By:	/s/ Garo Armen
Name:	Garo Armen
Title:	CEO

GlaxoSmithKline Biologicals SA

By:	/s/ J. Stephenne
Name:	J. Stephenne
Title:	President & General Manager GSK Biologics

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Exhibit A

Specifications

[**] Specifications*

QS-21 shall be produced and released according to Manufacturing methods and applicable [**]

The release criteria and specifications are set in the Quality Agreement.

[**] Specifications*

QS-21 shall be produced and released in [**], in accordance with [**] methods of Manufacturing [**].

The release criteria and specifications are set in the current Quality Agreement.

*The Parties agree that the [**] Specifications shall apply to Antigenics MA’s supply obligations hereunder and the [**] Specifications shall apply to GSK’s supply obligations hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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Exhibit B

GSK’s QS-21 Forecasts

Q3 2007: [**] (binding on GSK)

Q4 2007: [**] (binding on GSK)

Q1 2008: [**] (binding on GSK)

Q2 2008: [**] (binding on GSK)

Q3 2008: [**] (binding on GSK)

Q4 2008: [**] (binding on GSK)

GSK may request additional quantities from Antigenics MA in 2009, subject to the below provisions*.

*Antigenics MA will inform GSK by [**] if Antigenics MA can provide additional quantities of QS-21 after Q4 2008 (but in no event more than [**] per quarter unless otherwise agreed by Antigenics). In any such event, GSK would be obligated to provide forecasts in accordance with Section 3.4 of this Agreement for any additional quantities within Antigenics MA’s capacity.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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Exhibit C-1

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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Exhibit C-2

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unpredicted version of this exhibit has been filed separately with the Commission.

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